                                                                  EXHIBIT 10.18



                         [CLARK/BARDES INC. LETTERHEAD]



June 11, 1998

Mr. J. Philip Raiford
Vice President & Product Manager
Brokerage & Corporate Life Insurance
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

RE:  PRODUCTION AGREEMENT

Dear Phil:

Clark/Bardes is entering into a Production Agreement with Nationwide Life Insurance Company ("Nationwide") in consideration of our continued business relationship and current financing activities. We agree that Clark/Bardes will do the following:

1. Use commercial best efforts to sell and service products offered by Nationwide in those markets in which Nationwide is generally recognized as being "competitive". For such purpose, "competitive" shall be defined as either:

     A. Being one of the top five companies offering products in a particular market, or,

     B. Being in the top 50% of the companies offering products in a particular market.

     Such assessment shall be based on all salient product features including, but not limited to, cash values, death benefits, compensation, company ratings and financial strength, and customer services.

     This effort will be made with both existing clients and future clients and/or clients of companies which we acquire.

     This effort will require Clark/Bardes to illustrate and/or present Nationwide products in those cases in which Nationwide is "competitive".

Letter to Mr. J. Phillip Raiford
June 11, 1998
Page Two

2. We agree to commit annually, for a period of 5-years, to produce and sell enough business with Nationwide to meet the following criteria:

       o Clark/Bardes will earn, from Nationwide, a minimum of 10% of its total first year annualized commissions in each market that Nationwide provides a "competitive" non-exclusive product, or at least 15% of such total commissions in all such markets.

       o Clark/Bardes will earn, from Nationwide, a minimum of 15% of its total first year annualized commissions in each market that Nationwide provides a "competitive" exclusive product, or at least 25% of such total commissions in all such markets.

       o Clark/Bardes will earn, from Nationwide, at least $3 million of first year annualized commissions during each consecutive 12 month period.

3. At the end of each 12 month period following the effective date of this Agreement, Nationwide will determine if the production criteria in paragraph (2) have been met. If Clark/Bardes fails to meet those production criteria, Clark/Bardes will have an additional 12 month period to come into cumulative compliance determined with respect to paragraph (2).

    The penalty for non-compliance shall be $150,000 for any 12 month period.

4. Any penalty due pursuant to the formula above shall reduce future commissions otherwise due to Clark/Bardes over the subsequent 12 month period. If such commission reduction is not allowed under Clark/Bardes' current financing documents, other security will be provided.

5. This letter agreement, which shall be binding upon Clark/Bardes and Nationwide, shall be incorporated into a formal document on or before July 1, 1998, which agreement shall contain provisions regarding, among others, term and termination, confidentiality, governing laws, and legal opinions from Clark/Bardes outside counsel regarding this agreement.

Signed



/s/ MELVIN G. TODD                          /s/ J. PHILIP RAIFORD
----------------------------                ----------------------------
Mr. Melvin G. Todd                          Mr. J. Philip Raiford
President                                   Vice President & Product Manager
Clark/Bardes, Inc.                          Brokerage & Corporate Life Insurance
                                            Nationwide Life Insurance Company


6/12/98                                     6/12/98
-------                                     -------
Date                                        Date

CLARK/BARDES
          inc.

                        [CLARK/BARDES, INC. LETTERHEAD]

                                                                   June 11, 1998




VIA FACSIMILE

Nationwide Life Insurance Company
Attention: Mark Poeppelman
One Nationwide Plaza (1-32-05)
Columbus, Ohio 43215-2220


Ladies and Gentlemen:

          In anticipation of the initial public offering (the "IPO") of common stock in Clark/Bardes Holdings, Inc. ("CBH"), Clark/Bardes, Inc., a Texas corporation ("we" or "the Company"), has offered to purchase from you the Common Stock Purchase Warrants (the "Warrants") of the Company issued to and held by you pursuant to that certain Note and Warrant Purchase Agreement dated as of September 8, 1997 (the "Agreement").

          On the terms and conditions herein stated, we agree to purchase the Warrants, and by your execution hereof you agree to sell the Warrants, for the consideration set forth on Annex A hereto. Upon the purchase and sale of the Warrants as contemplated hereby, the Registration Rights Agreement and the Participation Rights Agreement (as both such terms are defined in the Agreement) shall be of no further force and effect, and the Company shall immediately cancel the Warrants.

          Our obligation to purchase the Warrants, and your obligation to sell the Warrants, are expressly conditioned upon the satisfaction of each of the following conditions precedent:

                                      -2-                   June 11, 1998


         (a)       The IPO shall have been consummated not later than December
31, 1998;

         (b) CBH shall have received net proceeds from the IPO (i.e., net of underwriting discounts and commissions and net of expenses payable in connection with the IPO) of at least $35,000,000; and

         (c) CBH shall have contributed at least 95% of the net proceeds from the IPO to the Company (or to its successor from the contemplated reincorporation merger of the Company with and into Clark/Bardes, Inc., a Delaware corporation).

         In order to induce you to enter into this letter agreement, the Company hereby represents and warrants as of the date hereof and, except with respect to the representation and warranty set forth in clause (v) below, as of the date of the sale and purchase of the Warrants, as follows:

         (i) The Company has all requisite corporate and other power and authority to execute, deliver and perform its obligations under this letter agreement.

         (ii) The execution, delivery and performance by the Company of this letter agreement have been duly authorized by all requisite corporate action on the part of the Company. The Company has duly executed and delivered this letter agreement, and this letter agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (iii) Neither the execution and delivery of this letter agreement by the Company nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any security interest, lien or other encumbrance upon any of the properties or assets of the Company pursuant to, its articles of incorporation or bylaws, any award of any arbitrator or any agreement (including any agreement with shareholders), instrument, order, judgment, decree, statute, rule or regulation to which the Company is subject.

         (iv) No authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body or any other person or entity is required in connection with the execution and delivery of this letter agreement by the Company or the fulfillment of or compliance with the terms and provisions hereof by the Company.

         (v) The current Exercise Price (as defined in the Warrants) of the Warrants is $2.95 per share, and no event has occurred since September 8, 1997 which, under the terms of the Warrants, would cause or require an adjustment to such Exercise Price.

                                      -3-                   June 11, 1998


required in connection with the execution and delivery of this letter agreement by the Company or the fulfillment of or compliance with the terms and provisions hereof by the Company.

         (v) The current Exercise Price (as defined in the Warrants) of the Warrants is $2.95 per share, and no event has occurred since September 8, 1997 which, under the terms of the Warrants, would cause or require an adjustment to such Exercise Price.

If you are in agreement with the foregoing, please sign in the space provided below and fax a copy of this letter agreement to the Company (214) 871-7690,
Attention: Melvin G. Todd, whereupon this letter agreement shall become a binding agreement between us.


                                                  Very truly yours,

                                                  Clark/Bardes, Inc.


                                                  By: /s/ MEL TODD
                                                     --------------------------
                                                     Name:  Mel Todd
                                                           --------------------
                                                     Title: President & CEO
                                                           --------------------



Nationwide Life Insurance Company

By:  /s/ MARK W. POEPPLEMAN
   ----------------------------------
   Name: Mark W. Poeppleman
         ----------------------------
   Title:Investment Officer
         ----------------------------

                                   Annex A

                    CONSIDERATION FOR PURCHASE OF WARRANTS

Consideration for Nationwide Life Insurance Company's sale to the Company of 1,016,949 Warrants issued pursuant to that certain Note and Warrant Purchase Agreement dated as of September 8, 1997 is as follows:

     1) The greater of (a) 75% of the IPO price, less $2.95 per share multiplied by 1,016,949, provided that if, at any time after the date hereof and prior to the purchase and sale of the Warrants, any stock split, reverse stock split, reclassification or other event occurs which would cause the Exercise Price (as defined in the Warrants) of the Warrants to be adjusted or cause the number of shares of the Company to be adjusted according to the terms of the Warrants (including, without limitation, the merger of the Company with and into Clark/Bardes, Inc., a Delaware corporation, as contemplated in the draft registration statement for the IPO previously provided to you), then in each such case the above-specified price per share of common stock or number of shares of common stock shall be proportionately adjusted; or (b) $1,600,000; and

     2) Simultaneously with the execution of this letter agreement, the execution by the Company of that certain letter of agreement between the Company and Nationwide Life Insurance Company dated June 11, 1998.


Within 15 days of the IPO being consummated, any amounts due to Nationwide will be paid by wire transfer of immediately available funds for credit to an account designated by Nationwide at a later date.

Nationwide Life Insurance Company


By:  /s/ MARK W. POEPPELMAN
    -----------------------------

     Mark W. Poeppelman
---------------------------------
[Printed Name]

     Investment Officer
---------------------------------
[Title]


CLARK/BARDES, INC.


By:  /s/ MEL TODD
    -----------------------------

     Mel Todd
---------------------------------
[Printed Name]

     President & CEO
---------------------------------
[Title]